UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2023

ACHIEVE LIFE SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 West Georgia, Suite 1030 Vancouver, B.C., Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.001 per share	ACHV	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 1, 2023, Achieve Life Sciences, Inc. (the “Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with Dialectic Capital Management, LP (“Dialectic”) and related entities (collectively with Dialectic, the “Stockholders”) regarding certain changes to the composition of the Company’s board of directors (the “Board”) and other related matters.

Pursuant to the terms of the Cooperation Agreement: (1) the Company shall, no later than March 21, 2023, appoint three individuals (the “Designees”) to the Board to fill three vacancies created by either (x) the departure of an incumbent member of the Board as designated in the Cooperation Agreement  (the “Incumbent Directors”) or (y) expanding the Board size to up to 11 directors; (2) the Board shall nominate the Designees for election at the 2023 Annual Meeting of the Company’s stockholders (the “2023 Annual Meeting”); (3) the Board shall appoint at least one of the Designees to each of the committees of the Board, other than the Chemistry, Manufacturing and Controls Committee, as well as any new committee(s) formed prior to the Expiration Date (as defined in the Cooperation Agreement); and (4) the Company shall set the Board size at eight directors no later than the date of the 2023 Annual Meeting (the “Incumbent Director Resignation Date”) and, in the event there are more than eight directors serving on the Board as of the Incumbent Director Resignation Date, one or all of the Incumbent Directors, as applicable, shall submit his resignation to be effective no later than the Incumbent Director Resignation Date; provided, that in the event the resignation of any Incumbent Director as of Incumbent Director Resignation Date would cause any violation of the applicable listing rules of The Nasdaq Stock Market LLC, the parties agree that such resignation shall not be effective until such time as would ensure compliance with such listing rules and the parties shall work in good faith to document and approve such necessary modification(s) to the Incumbent Director Resignation Date.

The Cooperation Agreement further provides that if, at any time prior to the Expiration Date, any Designee (or any Replacement Designee (as defined below)) is unable or unwilling to serve and ceases to be a director, resigns as a director or is removed as a director, or for any other reason fails to serve or is not serving as a director, the Company and Dialectic shall work in good faith to promptly mutually agree upon a replacement candidate for appointment to the Board in substantially the same manner as the Company and Dialectic agreed upon the selection of such Designee (any such replacement nominee, when appointed to the Board, shall be referred to as a “Replacement Designee”).

The Cooperation Agreement includes certain voting commitments, standstill, and mutual non-disparagement provisions (subject to certain carveouts and exceptions) that generally remain in place during the period beginning upon the execution and delivery of the Cooperation Agreement and ending on the earlier of (i) the date that is fifteen (15) business days prior to the notice deadline under the Company’s Sixth Amended and Restated Bylaws (and all amendments thereto) for stockholders to submit non-proxy access stockholder nominations of director candidates for election to the Board (the “Nomination Notice Deadline”) at the 2024 Annual Meeting of the Company’s stockholders (the “2024 Annual Meeting”), (ii) the date the Stockholders, in the aggregate, cease to own at least 10% (on a non-converted basis) of the Company’s issued and outstanding common stock, (iii) any material breach of the Cooperation Agreement by any Stockholder or (iv) the last resignation of all three of the Designees; provided that notwithstanding anything to the contrary in the Cooperation Agreement, if (A) the Company confirms in writing that it will re-nominate the Designees for election as directors at the 2024 Annual Meeting or the 2025 Annual Meeting of the Company’s stockholders, as applicable (and that it will take such further actions as required by the Cooperation Agreement with respect to the Designees with respect to such annual meeting); (B) the Designees consent to such re-nomination(s); and (C) the Stockholders agree to the extension of the

Expiration Date, then prong (i) shall be deemed to be automatically extended each such time until the date that is fifteen (15) business days prior to the applicable Nomination Notice Deadline(s) applicable to each such subsequent annual meeting of stockholders of the Company at which the Company has confirmed it will re-nominate the Designees.

The foregoing description of the Cooperation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cooperation Agreement filed as Exhibit 10.1 hereto.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement, dated March 1, 2023, by and among Achieve Life Sciences, Inc., Dialectic Capital Management, LP and the other parties set forth on the signature pages thereto
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACHIEVE LIFE SCIENCES, INC.
Date: March 6, 2023	/s/ John Bencich
John Bencich Chief Executive Officer (Principal Executive and Financial Officer)